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                                                                   EXHIBIT 10.22

                            ICN PHARMACEUTICALS, INC.

                         EXECUTIVE EMPLOYMENT AGREEMENT

      THIS AGREEMENT (the "Agreement") entered into as of the 24th day of October, 2002 (the "Effective Date"), by and between ICN PHARMACEUTICALS, INC. (the "Company") and TIMOTHY C. TYSON, an individual (the "Executive") (hereinafter collectively referred to as "the parties").

                                    PREAMBLE

      The Company desires to employ Executive and Executive desires to be employed by the Company, all pursuant to the terms and conditions hereinafter set forth. The Company values Executive's anticipated contributions to the Company's operations and strategic direction, and intends that Executive will be appointed to the offices of President and Chief Executive Officer after the end of the Initial Term (as defined below).

      NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

      1. Term. The initial term of this Agreement shall be for the period commencing on the "Start Date" (as defined below), and ending on the second anniversary of the Start Date (the "Initial Term"); provided, however, that the term of this Agreement shall be automatically extended for successive one (1) year periods thereafter (each, a "Renewal Period") unless either the Company or Executive shall have given written notice to the other party at least ninety
(90) days prior to the end of the Term of Agreement (as hereinafter defined), that the Term of Agreement shall not be so extended. The Initial Term together with each Renewal Period, if any, are collectively referred to herein as the "Term of Agreement". For purposes of this Agreement, the term "Start Date" shall mean November 5, 2002 (the "Start Date"). Executive's employment hereunder shall be coterminous with the Term of Agreement, unless sooner terminated as provided in Section 5 hereof.

      2.    Employment. During the term of Executive's employment under this
Agreement:

            (a) Executive shall be employed as President and Chief Operating Officer of the Company (until such time as he is appointed Chief Executive Officer, at which point he shall be employed as Chief Executive Officer). Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity.

            (b) Executive shall report directly to the Company's Chairman and Chief Executive Officer until such time as he is appointed to the office of Chief Executive Officer, after which he shall report directly to the Board of Directors of the Company (the "Board"). Conditioned upon satisfaction by the Board of Executive's performance, Executive shall be appointed to the offices of President and Chief Executive Officer by not later than ninety (90) days after the expiration of the Initial Term.

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            (c)   Excluding periods of vacation and sick leave to which
Executive is entitled, Executive agrees to devote reasonable attention and time during usual business hours to the business and affairs of the Company to the extent necessary to discharge the responsibilities of Executive hereunder. Executive may (i) serve on corporate, civil or charitable boards or committees,
(ii) manage personal investments and (iii) deliver lectures and teach at educational institutions, so long as such activities do not significantly interfere with the performance of Executive's responsibilities hereunder.

      3.    Compensation. During the term of his employment under this
Agreement:

            (a) Base Salary. The Company agrees to pay or cause to be paid to Executive during the Term of Agreement a base salary at the rate of $600,000 per annum or such increased amount as the Board may from time to time determine (hereinafter referred to as the "Base Salary"). Such Base Salary shall be payable in accordance with the Company's customary practices applicable to its executives. Such Base Salary shall be reviewed at least annually by the Board and may be further increased (but not decreased) in such amounts as the Board in its discretion may decide, and in any event shall be increased in connection with Executive's appointment as Chief Executive Officer.

            (b) Performance Bonus. For each fiscal year of the Company ending during the Term of Agreement, beginning with the 2003 fiscal year, Executive shall be eligible to receive a target cash bonus of 80% of the Base Salary (such target bonus, as may hereafter be increased, the "Target Bonus") with the opportunity to receive a maximum cash bonus of 160% of the Base Salary (subject to increase to a level commensurate with the position upon Executive's appointment as Chief Executive Officer), payable in accordance with the Company's customary practices applicable to bonuses paid to its executives. Executive shall receive a minimum cash bonus equal to 50% of the Base Salary in respect of the 2003 fiscal year (the "Guaranteed Bonus"). Any cash bonus (but, with respect to fiscal year 2003 only, in excess of the Guaranteed Bonus) will be based on performance by Executive and the Company and within the sole discretion of the Board.

            (c) Signing Bonus. Executive shall receive a special one-time cash bonus (i) within thirty (30) days following the Start Date in the amount of $202,500, and (ii) in the amount of the difference between $340,000 and the amount of bonus paid to Executive by his former employer in respect of his 2002 performance, which bonus amount is anticipated to be paid by the former employer and to exceed $340,000, and subject to repayment by Executive of each of the foregoing bonuses in the event of Executive's voluntary termination without Good Reason or Executive's termination by the Company for Cause, in either case prior to the second anniversary of the Start Date.

            (d)   Stock Options/Restricted Shares.

                  (i) Initial Grant. On or prior to the Start Date, the Company shall grant to Executive an option (the "Initial Stock Option") to purchase one million (1,000,000) shares of common stock, par value $.01 per share, of the Company (the "Common Stock") pursuant to the terms of the Company's 1998 Stock Option Plan (the "Plan"), which option shall have a term of not less than ten (10) years. The Initial Stock Option shall become exercisable with respect to

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25% of such shares on each of the first four anniversaries of the date of grant, and the exercise price per share shall be equal to the fair market value of the Common Stock, as determined under the Plan, as of the close of business on the date of grant. Notwithstanding the foregoing, the Initial Stock Option shall vest and be fully exercisable upon a Change in Control and shall vest as otherwise provided herein upon termination of Executive's employment.

                  (ii) Future Grants. On each date that annual stock options are granted by the Company to its executive management group, so long as Executive then remains in the employ of the Company, the Company will grant to Executive an option or other equity grants (the "Annual Stock Option") to purchase a number of shares of Common Stock to be determined by the compensation committee of the Board (the "Compensation Committee"), and such determination will include consideration of stock option awards and other equity grants for comparable positions within the pharmaceuticals industry. Each Annual Stock Option shall have a term of not less than ten (10) years. Executive will be consulted in formulating management's recommendations to the Compensation Committee with respect to such grants, and Executive will be entitled to participate in management's presentations to the Compensation Committee. The exercise price of each Annual Stock Option shall be determined pursuant to the terms and conditions of the Plan, and shall become exercisable with respect to 25% of such shares on each of the first four anniversaries of the date of grant, unless the Compensation Committee or another authorized body determines to cause such Annual Stock Option to vest more rapidly. Notwithstanding the foregoing, each Annual Stock Option shall vest and be fully exercisable upon a Change in Control and shall vest as otherwise provided herein upon termination of Executive's employment.

                  (iii) Option Agreements. The Initial Stock Option and each Annual Stock Option shall be evidenced by agreements in customary form for grants of stock options under the Plan to executive officers of the Company, consistent with the terms and conditions of this Agreement.

      4.    Other Benefits. During the term of Executive's employment under this
Agreement:

            (a) Employee Benefits. Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally, including, without limitation, all pension, retirement, profit sharing, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans. Executive's participation in such plans, practices and programs shall be on the same basis and terms as are applicable to employees of the Company generally.

            (b) Executive Benefits. Executive shall be entitled to participate in all executive benefit or incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to comparable executive employees of the Company including, but not limited to, the Company's 401(k) and deferred compensation plans and any supplemental retirement, salary continuation, stock option, deferred compensation, supplemental medical or life insurance or other bonus or incentive compensation plans; provided, that to the extent such programs do not provide Executive with at least $1,000,000 of whole life insurance and long-term disability coverage at a level of at least 65% of

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Base Salary, Executive will be consulted in formulating management's recommendations to the Compensation Committee of the Board, and Executive will be entitled to participate in presentations to the Compensation Committee, with respect to obtaining these and any other material improvements in such benefit plans. Unless otherwise provided herein, Executive's participation in such plans shall be on the same basis and terms, as other senior executives of the Company, but in no event on a basis less favorable in terms of benefit levels or reward opportunities applicable to Executive as in effect on the date hereof. No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of Executive's entitlements hereunder.

            (c) Fringe Benefits and Perquisites. Executive shall be entitled to all fringe benefits and perquisites (e.g. relocation expenses, temporary housing, physical examinations, additional reimbursement for uncovered medical expenses, executive life insurance, tax, financial and legal advisory services, automobile benefit and club membership, generally made available by the Company to its senior executives; provided, that, with respect to club memberships, the Company will retain any equity portion thereof to the extent that such retention is permitted by the club (or if not so permitted, then to the extent that Executive receives back from such club any amount paid by the Company, Executive will receive such amount as a nominee of the Company and remit it to the Company, less any taxes Executive must pay thereon with respect to which he cannot obtain a refund). To the extent that the Company does not provide Executive with the desired level of fringe benefits and perquisites pursuant to the Company's existing policies, Executive will be consulted in formulating management's recommendations to the Compensation Committee with respect thereto and Executive will be entitled to participate in presentations to the Compensation Committee with respect to obtaining any such additional fringe benefits and perquisites.

            (d) Eligibility Waiver of Waiting Times. Subject to the terms of this Agreement, Executive and his family shall have the right to participate in all employee plans and benefits currently existing or hereafter granted by the Company to its employees and all waiting periods under such plans and benefits arrangements will be waived to the full extent possible unless such waiver would require the Company to waive waiting periods for other employees. In the event that the provisions of any such employee plans or benefit arrangements do not permit immediate waiver of waiting periods, benefits that are no less favorable in any material respect will be provided to Executive and his beneficiaries outside such plans and arrangements.

            (e) Business Expenses. Upon submission of proper invoices in accordance with the Company's normal procedures, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses incurred by him in connection with the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business or interest of the Company.

            (f) Office and Facilities. Executive shall be provided with an appropriate office at the Company's executive offices in Costa Mesa, California, with such secretarial and other support facilities as are commensurate with Executive's status with the Company, which facilities shall be adequate for the performance of his duties hereunder.

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            (g)   Vacation and Sick Leave. Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, pursuant to the following,

                  (i) Executive shall be entitled to annual vacation in accordance with the policies as periodically established by the Board for similarly situated executives of the Company, which shall in no event be less than four weeks per year;

                  (ii) in addition to the aforesaid paid vacations, Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment for such additional periods of time and for such valid and legitimate reasons as the Board in its discretion may determine. Further, the Board shall be entitled to grant to Executive a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as the Board in its discretion may determine; and

                  (iii) As supplemented by Section 5(b), Executive shall be entitled to sick leave (without loss of pay) in accordance with the Company's policies as in effect from time to time.

      5. Termination. Executive's employment hereunder may be terminated under the following circumstances:

            (a) Death. Executive's employment shall be terminated as of the date of Executive's death and Executive's beneficiaries shall be entitled to the benefits provided in Section 7(b) hereof.

            (b) Disability. The Company may terminate Executive's employment, on written notice to Executive after having established Executive's Disability and while Executive remains Disabled, subject to the payment by the Company to Executive of the benefits provided in Section 7(b) hereof. For purposes of this Agreement, "Disability" shall mean Executive's inability to substantially perform his duties and responsibilities hereunder by reason of any physical or mental incapacity for two or more periods of ninety (90) consecutive days each in any three hundred and sixty (360) day period, as determined by a physician with no history of prior dealings with the Company or Executive, as reasonably agreed upon by the Company and Executive. Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period prior to Executive's termination by reason of Disability during which Executive is unable to work due to a physical or mental infirmity.

            (c) Cause. The Company may terminate Executive's employment for "Cause," effective as of the date of the Notice of Termination (as defined in Section 6 below) and as evidenced by a resolution adopted in good faith by a majority of the independent members of the Board, subject to the payment by the Company to Executive of the benefits provided in Section 7(a) hereof. "Cause" shall mean, for purposes of this agreement: (A) an act of fraud or embezzlement against the Company or any affiliate thereof or an unauthorized disclosure of Confidential Information (as defined in Section 10 below) of the Company, in each case which is willful and results in material damage to the Company; (B) after written notice thereof and a reasonable opportunity to cure (if such misconduct is susceptible to cure by Executive), any

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material, willful and knowing violation by Executive of any of his fiduciary duties to the Company or of the Company's written corporate code of conduct as in effect on the date hereof, which has, or was intended to have, a material adverse impact on the Company; (C) self-dealing with respect to the Company's assets, properties or business opportunities which in any case is intended to result in the substantial personal enrichment of Executive (or another person or entity related to Executive) at the expense of the Company; (D) conviction (or a plea of nolo contendere to) a felony (other than traffic-related offenses or as a result of vicarious liability); (E) willful misconduct as an employee of the Company that results in material damage to the Company or its reputation and continues after written notice thereof and a reasonable opportunity to cure (if such misconduct is susceptible to cure by Executive); or (F) willful failure, after written notice from the Company specifying the details of such failure, to attempt to (x) perform Executive's duties in accordance with Section 2 hereof, or (y) follow the legal and reasonable written directions of the Board, which failure amounts to gross neglect in the performance of his duties to the Company. No action or inaction shall be deemed willful if not demonstrably willful and if taken or not taken by the Executive in good faith as not being adverse to the best interests of the Company. Reference in this paragraph to the Company shall also include direct and indirect subsidiaries of the Company, and materiality and material adverse impact shall be measured based on the action or inaction and the impact upon the Company taken as a whole. The Company may suspend, with pay, the Executive upon Executive's indictment for the commission of a felony as described under clause (D) above. Such suspension may remain effective until such time as the indictment is either dismissed or a verdict of not guilty has been entered.

            (d) Without Cause. The Company may terminate Executive's employment without Cause. The Company shall deliver to Executive a Notice of Termination (as defined in Section 6 below) not less than thirty (30) days prior to the termination of Executive's employment without Cause and the Company shall have the option of terminating Executive's duties and responsibilities prior to the expiration of such thirty-day notice period, subject to the payment by the Company of the benefits provided in either Section 7(d) or 7(e) hereof, as may be applicable. Notice of non-renewal of the Term of Agreement by the Company shall constitute a termination by the Company without Cause for purposes of determining Executive's entitlement to severance and benefits after the end of the then Term of Agreement or such earlier date as elected by Executive.

            (e) Good Reason. Executive may terminate his employment for "Good Reason" (as defined below) by delivering to the Company a Notice of Termination (as defined in Section 6 below) not less than thirty (30) days prior to the termination of Executive's employment for Good Reason. The Company shall have the option of terminating Executive's duties and responsibilities prior to the expiration of such thirty-day notice period, subject to the payment by the Company of the benefits provided in either Section 7(c) or 7(d) hereof, as may be applicable. For purposes of this Agreement, Good Reason shall mean the occurrence of any of the events or conditions described in Subsections (i) through (vii) hereof which are not cured by the Company (if susceptible to cure by the Company) within 20 days after the Company has received written notice from Executive specifying the particular events or conditions which constitute Good Reason and the specific cure requested by Executive.

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                  (i)   Diminution of Responsibility. (A) A diminution in
Executive's title or position as in effect immediately prior thereto; (B) a material diminution in Executive's status, title, or responsibilities (including reporting responsibilities) as in effect immediately prior thereto (including, but not limited to, as Good Reason, the Company's becoming a subsidiary of another entity and Executive's not having the same position with the ultimate parent entity that he had with the Company immediately prior to the Company's becoming a subsidiary); (C) the assignment to Executive of any duties or responsibilities that are materially inconsistent with such status, title, position or responsibilities; (D) any removal of Executive from or failure to reappoint or reelect Executive to the position of President and Chief Operating Officer, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by Executive other than for Good Reason, or except as a result of his appointment as President and Chief Executive Officer; (E) any removal of Executive from or failure to reappoint or reelect Executive (or appointment or election of any other person) to the position of Chief Executive Officer once Executive is so elected, except in connection with the termination of his employment for Disability, Cause, as a result of Executive's death or by Executive other than for Good Reason; or (F) if Executive has become a member of the Board, any removal of Executive from or failure to reappoint or reelect him as a member of the Board, except in connection with the termination of Executive's employment for Disability, Cause, as a result of Executive's death or by Executive other than for Good Reason;

                  (ii) Failure to Appoint. A failure to have appointed Executive as Chief Executive Officer on or prior to the ninetieth (90th) day after the expiration of the Initial Term (for which purposes the condition referred to in the second sentence of Section 2(b) hereof shall have no effect), or the appointment of anyone other than Executive or the current Chief Executive Officer as Chief Executive Officer;

                  (iii) Salary Reduction. A reduction in Executive's Base Salary or a failure by the Company to increase Executive's Base Salary within any twelve (12) month period by the average percentage increase during such period of the base salaries of similarly situated executives of the Company (as reasonably determined in good faith by the Company);

                  (iv) Relocation. The Company's requiring Executive to be based at any place outside either (x) a 30-mile radius from Costa Mesa, California, or (y) the Company's executive offices, except for reasonably required travel on the Company's business;

                  (v) Discontinuation of Material Compensation or Benefit Plan. The failure by the Company to (A) continue in effect any material compensation or benefit plan in which Executive was participating, including, but not limited to, the Company's deferred compensation plan and 401(k) plan; and (B) provide Executive with compensation and benefits substantially equal (in terms of benefit levels and/or reward opportunities) to those provided for under such plan;

                  (vi) Financial Statements. Any breach of the Company's representations set forth in Section 13(l) hereof which has a material adverse impact on the Company; or

                  (vii) Company Breach. Any other breach by the Company of any material provision of this Agreement.

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            (f)   Without Good Reason. Executive may voluntarily terminate his employment without Good Reason by delivering to the Company a Notice of Termination not less than thirty (30) days prior to the termination of Executive's employment and the Company shall have the option of terminating Executive's duties and responsibilities prior to the expiration of such thirty-day notice period, subject to the payment by the Company to Executive of the benefits provided in Section 7(a) hereof through the last day of such notice period. Notice of non-renewal of the Term of Agreement by Executive shall constitute a termination by Executive without Good Reason for purposes of determining Executive's entitlement to severance and benefits after the end of the then Term of Agreement.

      6. Notice of Termination. Any purported termination by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates a termination date, the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. For purposes of this Agreement, no such purported termination of Executive's employment hereunder shall be effective without such Notice of Termination.

      7. Compensation Upon Termination. Upon termination of Executive's employment during the Term of Agreement, Executive shall be entitled to the following benefits:

            (a) Termination by the Company for Cause or by Executive Without Good Reason. If Executive's employment is terminated by the Company for Cause or Disability or by Executive without Good Reason, or by reason of Executive's death, the Company shall pay Executive all amounts earned or accrued hereunder through the termination date, including:

                  (i)   any accrued and unpaid Base Salary;

                  (ii) reimbursement for any and all monies advanced or expenses incurred in connection with Executive's employment for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the termination date;

                  (iii) any accrued and unpaid vacation pay;

                  (iv) the Guaranteed Bonus, if such termination occurs during the 2003 fiscal year, multiplied by a fraction (A) the numerator of which is the number of days in such fiscal year through the termination date and (B) the denominator of which is 365;

                  (v) any previous compensation which Executive has previously deferred (including any interest earned or credited thereon), in accordance with the terms and conditions of the applicable deferred compensation plans then in effect;

                  (vi) any bonus earned but unpaid in respect of any fiscal year preceding the termination date; and

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                  (vii) as provided under any benefit or equity plan or program
(the foregoing items in Sections 7(a)(i) through 7(a)(vii) being collectively referred to as the "Accrued Compensation").

            (b) Termination by the Company for Disability or By Reason of Death. If Executive's employment is terminated by the Company for Disability or by reason of Executive's death, the Company shall pay Executive (or his beneficiaries, as applicable) the Accrued Compensation, and provide the following benefits:

                  (i) an amount equal to the bonus or incentive award, excluding any signing bonus described in Section 3(c) hereof, that Executive would have been entitled to receive in respect of the fiscal year in which Executive's termination date occurs, had he continued in employment until the end of such fiscal year, which amount shall be payable in a lump sum, calculated as if all performance targets and goals (if applicable) had been fully met at the "target" level by the Company and by Executive, as applicable, for such fiscal year, multiplied by a fraction (A) the numerator of which is the number of days in such fiscal year through termination date and (B) the denominator of which is 365 (a "Pro Rata Bonus");

                  (ii) continued coverage under any health, medical, dental or vision program or policy in which Executive was eligible to participate as of the time of his employment termination for two (2) years following such termination on terms no less favorable to Executive and his dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination; and

                  (iii) all restrictions on any outstanding awards granted by the Company or any subsidiaries of the Company (including restricted stock awards) granted to Executive shall lapse and such awards shall become fully (100%) and immediately vested, and all stock options and stock appreciation rights granted to Executive shall become fully (100%) and immediately exercisable and shall remain exercisable until the earlier to occur of (x) the second anniversary of such termination of Executive's employment, or (y) expiration of the original term of such options.

      Executive's entitlement to any other compensation or benefits hereunder shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices then in effect.

            (c) Termination by the Company Without Cause or by the Executive for Good Reason, in Each Case After the Transition Date. If Executive's employment by the Company shall be terminated by the Company without Cause or by the Executive for Good Reason after the date of his appointment as Chief Executive Officer (such date, the "Transition Date"), other than after the first anniversary of a Change in Control or in contemplation of a Change in Control as provided in Section 7(d) hereof, then Executive shall be entitled to the benefits provided in this Section 7(c); provided, however, that if Executive engages in Prohibited Activities, then Executive's eligibility to continue to receive the benefits provided for in Section 7(c)(iii) below shall immediately terminate. For the purposes of this Agreement, the term "Prohibited Activities" means directly or indirectly engaging as an owner, employee, consultant or agent of any entity that develops, manufactures, markets and/or distributes (directly or indirectly)

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prescription or non-prescription pharmaceuticals or medical devices for treatments in the fields of dermatology, oncology or hepatology (each, a "Competitive Business"); provided, that Prohibited Activities shall not mean Executive's (i) investment in securities of a publicly-traded company equal to less than five (5%) percent of such company's outstanding voting securities, or
(ii) employment of Executive (or owning compensatory equity in connection therewith) by a company that conducts one or more lines of Competitive Businesses, so long as Executive is not employed by such company in a Competitive Business.

                  (i) any Accrued Compensation through the end of the notice period provided for in Section 5(e) hereof;

                  (ii)  the Pro Rata Bonus;

                  (iii) the Company shall pay Executive as severance pay, in lieu of any further Base Salary for the periods subsequent to the termination date an amount in cash, which amount shall be payable fifty percent (50%) in a lump sum within ten (10) days after such termination, and fifty percent (50%) in twelve substantially equal monthly installments, equal to two (2) times the sum of (A) Executive's Base Salary at the highest rate in effect at any time within the ninety (90) day period ending on the date the Notice of Termination is delivered, and (B) the Bonus Amount. For purposes of this Section 7, the term "Bonus Amount" shall mean the higher of (x) the average of the cash bonus or incentive compensation, excluding any signing bonus described in Section 3(c) hereof, received by Executive for the two fiscal years immediately preceding the termination date, and (y) the Target Bonus;

                  (iv) continued coverage under any health, medical, dental or vision program or policy in which Executive was eligible to participate as of the time of his employment termination for two (2) years following such termination on terms no less favorable to Executive and his dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination; and

                  (v) all restrictions on any outstanding awards granted by the Company or any subsidiaries of the Company (including restricted stock awards) granted to Executive shall lapse and such awards shall become fully (100%) and immediately vested, and all stock options and stock appreciation rights granted to Executive shall become fully (100%) and immediately exercisable and shall remain exercisable until the earlier to occur of (x) the second anniversary of such termination of Executive's employment, or (y) expiration of the original term of such options.

      Executive's entitlement to any other compensation or benefits hereunder shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices then in effect.

            (d) Termination by the Company Without Cause or by Executive for Good Reason, in Each Case Before the Transition Date or Following a Change in Control. If (x) Executive's employment by the Company shall be terminated by the Company without Cause or by Executive for Good Reason within twelve (12) months following a Change in Control (as defined in Section 8 below) or in contemplation of a Change in Control, or (y) Executive

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terminates his employment with the Company for Good Reason or the Company terminates Executive's employment without Cause, at any time before the Transition Date, then in lieu of the amounts due under Section 7(c) above, Executive shall be entitled to the benefits provided in this Section 7(d); provided, however, that if Executive engages in Prohibited Activities, then Executive's eligibility to continue to receive the benefits provided for in
Section 7(d)(iii) below shall immediately terminate.

                  (i) any Accrued Compensation through the end of the notice period provided for in Section 5(e) hereof;

                  (ii)  the Pro Rata Bonus;

                  (iii) the Company shall pay Executive as severance pay and in lieu of any further Base Salary for periods subsequent to the termination date, an amount in cash, which amount shall be payable fifty percent (50%) in a lump sum payment within ten (10) days following such termination, and fifty percent (50%) in twelve substantially equal monthly installments, equal to three (3) times the sum of (A) Executive's Base Salary at the highest rate in effect at any time within the ninety (90) day period ending on the date the Notice of Termination is given, and (B) the Bonus Amount;

                  (iv) for twenty-four (24) months, the Company shall at its expense continue on behalf of Executive and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits which were being provided to Executive at the time Notice of Termination is given. In the event that the provisions of any such employee benefit arrangements do not permit continuing coverage, then the Company shall provide Executive with substantially equivalent coverage through other sources or pay to Executive on a monthly basis an amount equivalent to the monthly premiums or cost of such coverage previously incurred by the Company. The benefits provided in this
Section 7(d)(iv) shall be no less favorable to Executive, in terms of amounts and deductibles and costs to him, than the coverage provided Executive under the plans providing such benefits at the time Notice of Termination is given. The Company's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide Executive hereunder as long as the aggregate coverage of the combined benefit plans is no less favorable to Executive, in terms of amounts and deductibles and costs to him, than the coverage required to be provided hereunder. This Subsection (iv) shall not be interpreted so as to limit any benefits to which Executive or his dependents may be entitled under any of the Company's employee benefit plans, programs or practices following Executive's termination of employment, including without limitation, retiree medical and life insurance benefits;

                  (v) the Company shall pay in twenty-four (24) substantially equal monthly installments, an amount in cash equal to the excess of (A) the actuarial equivalent of the aggregate retirement benefit Executive would have been entitled to receive under the Company's supplemental and excess retirement plans had (x) Executive remained employed by the Company for an additional two
(2) complete years of credited service, (y) his annual compensation during such period been equal to his Base Salary (at the rate used for purposes of Section 7(c)(iii)) plus the Bonus Amount, and (z) he been fully (100%) vested in his benefits under each such retirement plan, over (B) the actuarial equivalent of the aggregate retirement benefit Executive is actually entitled to receive under such retirement plans. For purposes of this Subsection (iv), "actuarial equivalent" shall be determined in accordance with the actuarial assumptions used for the calculation of benefits under any retirement plan as applied prior to the termination date in accordance with such plan's past practices (but shall in any event take into account the value of any subsidized early retirement benefit); and

                  (vi) all restrictions on any outstanding awards granted by the Company or any subsidiaries of the Company (including restricted stock awards) granted to Executive shall lapse and such awards shall become fully (100%) and immediately vested, and all stock options and stock appreciation rights granted to Executive shall become fully (100%) and immediately exercisable and shall remain exercisable until the earlier to occur of (x) the third anniversary of such termination of Executive's employment, or (y) expiration of the original term of such options.

            (e) Retirement. In the event that Executive voluntarily retires from the Company in accordance with the Company's policies in effect at that time, Executive shall be entitled to all benefits provided under Section 7(c) or 7(d), as applicable, other than the severance amount under Section 7(c)(iii) or
Section 7(d)(iii), respectively, and such amounts as may be payable pursuant to the terms of the applicable benefit plans in which Executive participates.

            Executive shall not be required to mitigate the amount of any payment provided for under this Section 7 by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

      8. Change in Control. For purposes of this Agreement, a "Change in Control" shall mean any of the following events:

            (a) the acquisition (other than from the Company, by any person (as such term is defined in Section 13(c) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty percent (30%) or more of the combined voting power of the Company's then outstanding voting securities;

            (b) the individuals who, as of the date hereof, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two thirds (2/3) of the Board, unless the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least two thirds (2/3) of the Incumbent Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or

            (c)   approval by stockholders of the Company of:

                  (i) a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than seventy percent (70%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or

                  (ii) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

      Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to Section 8(a), solely because thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

      9. Federal Excise Tax. In the event that the Executive becomes entitled to payments and/or benefits which would constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), the provisions of Exhibit A shall apply.

      10.   Records and Confidential Data.

            (a) Executive acknowledges that in connection with the performance of his duties during the Term of Agreement the Company will make available to Executive, or Executive will have access to, certain Confidential Information (as defined below) of the Company and its affiliates. Executive acknowledges and agrees that any and all Confidential Information learned or obtained by Executive during the course of his employment by the Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company and its affiliates.

            (b) The Confidential Information will be kept confidential by Executive, will not be used in any manner which is detrimental to the Company, will not be used other than in connection with Executive's discharge of his duties hereunder, and will be safeguarded by Executive from unauthorized disclosure.

            (c) Following the termination of Executive's employment hereunder, as soon as possible after the Company's written request, Executive will return to the Company all written Confidential Information which has been provided to Executive and Executive will destroy all copies of any analyses, compilations, studies or other documents prepared by Executive or for Executive's use containing or reflecting any Confidential Information. Within five (5) business days of the receipt of such request by Executive, he shall, upon written request of the Company, deliver to the Company a document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 10(c).

            (d) For the purposes of this Agreement, "Confidential Information" shall mean all confidential and proprietary information of the Company and its affiliates, including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawing, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, supplier lists, financial projections, cost summaries, pricing formula, marketing studies relating to prospective business opportunities and all other concepts, ideas, materials, or information prepared or performed for or by the Company or its affiliates. For purposes of this Agreement, the Confidential Information shall not include and Executive's obligation's shall not extend to (i) information which is generally available to the public, (ii) information obtained by Executive other than pursuant to or in connection with this employment and (iii) information which is required to be disclosed by law or legal process.

            (e) Executive's obligations under this Section 10 shall survive the termination of the Term of Agreement.

      11.   Covenant Not to Solicit.

            (a) Covenant Not to Solicit. To protect the Confidential Information and other trade secrets of the Company, Executive agrees, during the term of this Agreement and for a period of twelve months after Executive's cessation of employment with the Company, not to solicit or participate in or assist in any way in the solicitation of any employees of the Company. For purposes of this covenant, "solicit" or "solicitation" means directly or indirectly influencing or attempting to influence employees of the Company to become employed with any other person, partnership, firm, corporation or other entity. Executive agrees that the covenants contained in this Section 11 are reasonable and desirable to protect the Confidential Information of the Company, provided, that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations.

            (b) It is the intent and desire of Executive and the Company that the restrictive provisions of this Section 11 be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 11 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

            (c) Executive's obligations under this Section 11 shall survive the termination of the Term of Agreement.

      12. Remedies for Breach of Obligations under Sections 10 or 11 hereof. Executive acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches his obligations under Sections 10 or 11 hereof. Accordingly, Executive agrees that the Company will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by

Executive of his obligations under Sections 10 or 11 hereof in any Federal or state court sitting in the State of California, or, at the Company's election, in any other state in which Executive maintains his principal residence or his principal place of business as provided for in Section 13(h) below. Executive hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company to obtain that injunctive relief, and Executive agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by Executive to the Company, or in any other manner authorized by law. Executive further agrees that, in addition to any other remedies available to the Company by operation of law or otherwise, he will not be entitled to any amounts which may otherwise be payable under the terms of Sections 7(b), 7(c), 7(d) and 7(e) hereof and under the terms of the benefit plans of the Company in which he participates and to which he might otherwise then be entitled by virtue hereof, if (A) Executive breaches his obligations under Section 10 hereof either intentionally or recklessly and such breach has a material and adverse impact on the Company; or (B) Executive breaches his obligations under Section 11 hereof with respect to executives of the Company but only if he is personally and directly involved in the solicitation activities.

      13.   Miscellaneous.

            (a)   Successors and Assigns.

                  (i) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. The term "the Company" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

                  (ii) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the, laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal personal representatives.

            (b) Fees and Expenses; Legal Counsel. The Company shall pay all reasonable legal and advisory fees and related expenses, up to a maximum amount of $30,000, incurred by Executive in connection with the negotiation of this Agreement and related employment arrangements. Executive acknowledges that he has had the opportunity to consult with legal counsel of his choice in connection with the drafting, negotiation and execution of this Agreement and related employment arrangements.

            (c) Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by

Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

            (d) Indemnity Agreement. To the extent provided to any other executive of the Company, the Company and Executive shall enter into an Indemnity Agreement, consistent with the Company's by-laws (the "By-laws") and Certificate of Incorporation (the "Certificate of Incorporation") providing for indemnification of Executive in the carrying out of his duties and responsibilities (an "Indemnity Agreement"); provided, that the entry into such Indemnity Agreement shall not be a condition precedent to Executive's right to be indemnified by the Company as provided in such By-laws and Certificate of Incorporation. In addition, the Company will indemnify Executive and will cause Executive to be indemnified by its subsidiary or affiliate, as applicable, in his capacity as an officer or director of any subsidiary or affiliate of the Company for which Executive serves as such, to the fullest extent permitted by the laws of the state of incorporation of such subsidiary or affiliate in effect from time to time, or the certificate or incorporation or by-laws of such subsidiary or affiliate, whichever affords the greater protection to Executive. The Company shall supplement its obligations pursuant to this Section 13(d) and under the By-laws and Certificate of Incorporation with insurance policies maintained generally for the benefit of its officers and directors against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which Executive may be made a party by reason of being a director or officer of the Company and Executive shall be covered to the greatest extent of any other officer or director of the Company. Subject to the provision of any Indemnity Agreement with Executive, which provision shall supercede, Executive shall be entitled to select one firm of attorneys (plus local counsel, if required) to represent him with respect to any matter for which he is entitled to be indemnified by the Company, or for which the Company provides insurance coverage, as contemplated by this Section 13(d). Any indemnification or insurance payment to which Executive is otherwise entitled shall include reimbursement to Executive for the reasonable fees and disbursements of Executive's attorneys. The obligations under this paragraph shall survive any termination of the Term of Agreement.

            (e) Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.

            (f) Release Of Claims. The Company may condition payment of the cash termination benefits described in Sections 7(b), 7(c) and 7(d) of this Agreement upon the delivery by Executive of a signed release of claims in the form of Exhibit B hereto; provided, however, that Executive shall not be required to release any rights Executive may have to be indemnified by the Company under Section 13(d) of this Agreement or the certificate of incorporation or by-laws of the Company.

            (g) Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

            (h) Arbitration. If any legally actionable dispute arises under this Agreement or otherwise which cannot be resolved by mutual discussion between the parties, then the Company and Executive each agree to resolve that dispute by binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the rules applicable to employment disputes of the Judicial Arbitration and Mediation Services ("JAMS") and the law applicable to the claim. The parties shall have 30 calendar days after notice of such arbitration has been given to attempt to agree on the selection of an arbitrator from JAMS. In the event the parties are unable to agree in such time, JAMS will provide a list of five available arbitrators and an arbitrator will be selected from such five-member panel provided by JAMS by the parties alternately striking out one name of a potential arbitrator until only one name remains. The party entitled to strike an arbitrator first shall be selected by a toss of a coin. The parties agree that this agreement to arbitrate includes any such disputes that the Company may have against Executive, or Executive may have against the Company and/or its related entities and/or employees, arising out of or relating to this Agreement, or Executive's employment or Executive's termination including, but not limited to, any claims of discrimination or harassment in violation of applicable law and any other aspect of Executive's compensation, employment, or Executive's termination. The parties further agree that arbitration as provided for in this Section 13(g) is the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law or for breaches by Executive of Executive's obligations under Sections 10 or 11 above or an administrative claim with an administrative agency. The parties agree that the arbitration provided herein shall be conducted in Orange County, California unless otherwise mutually agreed or unless Executive's primary place of employment is a different location. The Company shall pay the cost of any arbitration brought pursuant to this paragraph, excluding, however, the cost of representation of Executive unless such cost is awarded in accordance with law or otherwise awarded by the arbitrators. The arbitrator may award legal fees to the prevailing party in his sole discretion, provided that the percentage of fees so awarded shall not exceed 1% of the net worth of the paying party (i.e., the Company or Executive).

            (i) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.

            (j) No Conflicts. Executive represents and warrants to the Company that he is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit Executive's ability to execute this Agreement or to carry out his duties and responsibilities hereunder.

            (k) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

            (l) Financial Statements. The Company represents and warrants that, to its knowledge, as of the Start Date, all financial statements of the Company filed within its reports to the Securities and Exchange Commission during 2002 fairly present in all material respects the financial position of the Company in conformity with Generally Accepted Accounting Principles as of the applicable reporting dates except, in the case of quarterly periods, for normal year-end adjustments and the absence of footnotes.

            (m) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

                            [Signature page follows]

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has executed this Agreement as of the day and year first above written.

                                  ICN PHARMACEUTICALS, INC.


                                  By:
                                     ----------------------------------------
                                  Title: Chairman and Chief Executive Officer


                                  EXECUTIVE


                                  By:
                                     ----------------------------------------
                                  Name: Timothy C. Tyson

                                    EXHIBIT A

                               GROSS-UP PROVISIONS

      (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any affiliate, any person whose actions result in a change of ownership or effective control of the Company covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control of the Company (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

      (b) Subject to the provisions of paragraph (c), all determinations required to be made under this Exhibit A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm shall be jointly selected by the Company and Executive and shall not, during the two years preceding the date of its selection, have acted in any way on behalf of the Company or its affiliated companies. If the Company and Executive cannot agree on the firm to serve as the Accounting Firm, then the Company and Executive shall each select a nationally recognized accounting firm and those two firms shall jointly select a nationally recognized accounting firm to serve as the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit A, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion, based upon "substantial authority" (within the meaning of Section 6230 of the Code), that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive, absent manifest error. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (c) hereof and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

      (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

            (i) give the Company any information reasonably requested by the Company relating to such claim,

            (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

            (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided Executive shall not be required by the Company to agree to any extension of the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due unless such extension is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to paragraph (c) hereof, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to paragraph (f) hereof and subject to the Company's complying with the requirements of paragraph
(c) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to paragraph (c) hereof, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      (e) If, pursuant to regulations issued under Section 280G or 4999 of the Code, the Company and Executive were required to make a preliminary determination of the amount of an excess parachute payment and thereafter a redetermination of the Excise Tax is required under the applicable regulations, the parties shall request the Accounting Firm to make such redetermination. If as a result of such redetermination an additional Gross-Up Payment is required, the amount thereof shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. If the redetermination of the Excise Tax results in a reduction of the Excise Tax, Executive shall take such steps as the Company may reasonably direct in order to obtain a refund of the excess Excise Tax paid. If the Company determines that any suit or proceeding is necessary or advisable in order to obtain such refund, the provisions of paragraph (c) hereof relating to the contesting of a claim shall apply to the claim for such refund, including, without limitation, the provisions concerning legal representation, cooperation by Executive, participation by the Company in the proceedings and indemnification by the Company. Upon receipt of any such refund, Executive shall (subject to paragraph
(f) hereof) promptly pay the amount of such refund to the Company. If the amount of the income taxes otherwise payable by Executive in respect of the year in which Executive makes such payment to the Company is reduced as a result of such payment, Executive shall, no later than the filing of his income tax return in respect of such year, pay the amount of such tax benefit to the Company (subject to paragraph (f) hereof). In the event there is a subsequent redetermination of Executive's income taxes resulting in a reduction of such tax benefit, the Company shall, promptly after receipt of notice of such reduction, pay to Executive the amount of such reduction. If the Company objects to the calculation or recalculation of the tax benefit, as described in the preceding two sentences, the Accounting Firm shall make the final determination of the appropriate amount. The Executive shall not be obligated to pay to the Company the amount of any further tax benefits that may be realized by him as a result of paying to the Company the amount of the initial tax benefit.

      (f) Each provision of this Exhibit A shall be interpreted in a manner consistent with the overall intent of this Exhibit A, which is to make Executive whole, on an after-tax basis, from any imposition of (or claim to impose) the Excise Tax, it being acknowledged and understood that the reversal of any advance made by the Company pursuant to paragraph (c) hereof, or the correction of any other type of overpayment of a Gross-Up Payment to Executive by the Company, may result in Executive paying to the Company an amount which is less than the related advance or other overpayment by the Company. In particular and not by way of limitation, any other provision of this Exhibit A notwithstanding, Executive shall not in any event be obligated, in connection with repaying any refund as described in paragraphs (d) and (e) hereof, to pay the Company an amount greater than the net after-tax portion of any advance or other type of Gross-Up Payment that he has retained or has recovered as a refund from the applicable taxing authorities; but Executive shall not be relieved of his obligation hereunder to recover certain amounts as a refund or credit.

                                    EXHIBIT B

                     SEVERANCE AGREEMENT AND GENERAL RELEASE

ICN Pharmaceuticals, Inc. (the "Company") has agreed that, in return for my signing this Release Agreement (the "Agreement"), the Company will provide me with the severance benefits described in my Executive Employment Agreement dated as of October 24, 2002 (the "Executive Employment Agreement"). I understand that I am not entitled to these severance benefits unless I sign this Agreement. I understand that, regardless of whether I sign this Agreement, the Company will pay me any accrued salary and vacation to which I am entitled by law. In consideration for the severance benefits I am receiving under this Agreement:

      (1) I hereby release the Company and its parent, subsidiaries, predecessors, successors, and affiliates, and their officers, directors, employees, shareholders, and agents from any and all claims, liabilities, or obligations of every kind, whether known or unknown, arising at any time prior to and through the date I sign this Agreement. This general release includes, but is not limited to: all federal and state statutory and common law claims; claims related to my employment, termination of my employment, breach of contract, tort, discrimination, harassment, retaliation, fraud, emotional distress, compensation or benefits; and claims for any form of equity or compensation. In releasing claims unknown to me at present, I acknowledge that I have understood and waived all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction. California Civil Code Section 1542 provides as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

      (2) I acknowledge that I am knowingly and voluntarily waiving and releasing any rights that I may have under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I was already entitled and provided to me in order to obtain a full release of all claims, including claims for age discrimination. I further acknowledge that I have been advised by this writing that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose voluntarily to execute this Agreement earlier);
(d) I have seven (7) days following the execution of this Agreement to revoke the Agreement as to only any claim I may have for age discrimination under the ADEA by providing written notice to the head of the Company's Human Resources department which is received by 5:00 p.m. on the seventh day following my execution of this Agreement (I acknowledge that I do not have a right to revocation with respect to any other claims); and (e) this

Agreement will be effective upon my execution of it, but that no severance benefits will be owed to me any sooner than the eighth day following my execution of this Agreement. I further acknowledge that 90% of the benefits provided to me by this Agreement are for the release of any potential claim for age discrimination I may have under the ADEA.

      (3)   Notwithstanding anything herein to the contrary, I am not releasing:
(a) any claims that relate to my right to enforce this Agreement, (b) my rights of indemnification and directors and officers liability insurance coverage (or replacements therefor) to which I was entitled immediately prior to the date of this Agreement with regard to my service on behalf of the Company and its affiliates (including, without limitation, under Section 13(d) of the Executive Employment Agreement); (c) my rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under COBRA; (d) my rights under the provisions of the Executive Employment Agreement which are intended to survive the termination of my employment; or (e) my rights as a stockholder.

                                      * * *

This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to my release of all known and unknown claims against the Company. I acknowledge and understand that certain provisions in my Executive Employment Agreement are intended to and do survive the termination of my employment and the execution of this Agreement. I am not relying on any promise or representation, written or oral, that is not expressly stated herein. This Agreement may only be modified by a written agreement signed by both me and a duly authorized officer of the Company and approved by the Company's Board of Directors.

UNDERSTOOD AND AGREED:


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      Employee                                               Date


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      ICN Pharmaceuticals, Inc.                              Date

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